UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

December 17, 2015

CHINA RECYCLING ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-12536	90-0093373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12/F, Tower A

Chang An International Building

No. 88 Nan Guan Zheng Jie

Xi An City, Shaanxi Province

China 710068
 (Address of principal executive offices, including zip code)

(86-29) 8769-1097
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed, on June 19, 2015, China Recycling Energy Corporation (the “Company”) was notified by The NASDAQ Stock Market (the “NASDAQ”) that the Company was not in compliance with the $1.00 minimum closing bid price requirement under the NASDAQ Listing Rules (the “Minimum Closing Bid Price”) and the Company was afforded 180 calendar days, or until December 16, 2015, to regain compliance with the requirement of Minimum Closing Bid Price. The Company has not regained compliance with the minimum $1.00 bid price per share by December 16, 2015. On December 7, 2015, the Company transferred the listing of its securities from The NASDAQ Global Market to The Nasdaq Capital Market (the "Capital Market"). On December 17, 2015, the Company received a letter from the NASDAQ indicating that NASDAQ determined that the Company is eligible for an additional 180 calendar day period, or until June 13, 2016 (the “Second Compliance Period”), to regain compliance. The NASDAQ’s determination was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Capital Market with the exception of the bid price requirement, and the Company's written notice to NASDAQ of its intention to cure the deficiency during the Second Compliance Period by effecting a reverse stock split, if necessary.

If at any time during the Second Compliance Period, the closing bid price of the Company’s common stock is at least $1.00 per share for a minimum of 10 consecutive business days, NASDAQ will provide written confirmation of compliance, unless staff of NASDAQ, in its discretion, requires the Company to maintain a bid price of at least $1.00 per share for a period in excess of 10 consecutive business days. If the Company cannot demonstrate compliance by June 13, 2016, the Company’s common stock will be delisted. At that time, the Company may appeal NASDAQ’s determination to a Hearings Panel.

The Company intends to monitor the closing bid price for its common stock between now and June 13, 2016 and will consider the option of reverse stock split if its common stock does not trade at a level that is likely to regain compliance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Recycling Energy Corporation

Date: December 21, 2015	/s/ Jackie Shi
Jackie Shi, Chief Financial Officer